Exhibit 99.01

414 Nicollet Mall
Minneapolis, MN 55401

August 1, 2006

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY ANNOUNCES SECOND QUARTER 2006 EARNINGS

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) announced income from continuing operations of $98 million, or 24 cents per share on a diluted basis, for the second quarter of 2006, compared with $78 million, or 19 cents per share, in the second quarter of 2005.

Net income for the quarter, which includes the impact of discontinued operations, was $98 million, or 24 cents per share, in 2006, compared with $83 million, or 20 cents per share, in 2005.

Xcel Energy’s net income for the second quarter of 2006 included the following:

•                  Regulated utility income from continuing operations was $102 million, or 24 cents per share, compared with $94 million, or 22 cents per share, in 2005;

•                  Holding company loss from continuing operations was $1 million, or less than 1 cent per share, compared with a loss of $14 million, or 3 cents per share in 2005; and

•                  Income from discontinued operations was $0.3 million, or less than 1 cent per share, compared with income of $6 million, or 1 cent per share, in 2005.

Increased earnings for the second quarter of 2006 were primarily due to stronger base electric and natural gas utility margins, partially offset by lower short-term wholesale margins.  The stronger utility margins reflect a natural gas rate increase in Colorado, an electric and natural gas rate increase in Wisconsin, an interim electric rate increase in Minnesota and revenue associated with the Metro Emissions Reduction Project.

“Our earnings growth for the quarter and first six months of the year demonstrate that our strategy is delivering the results we anticipated,” said Richard C. Kelly, chairman, president and chief executive officer.  “Earnings growth is on track with our objectives, and we are reaffirming our 2006 earnings guidance of $1.25 to $1.35 per share.”

At 9 a.m. CDT today, Xcel Energy will host a conference call to review second quarter financial results.  To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:	(800) 374-0832
International Dial-In:	(706) 634-5081

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CDT on Aug. 1 through 11:59 p.m. CDT on Aug. 4.

Replay Numbers

US Dial-In:	(800) 642-1687
International Dial-In:	(706) 645-9291
Conference ID:	1450036

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2005.

For more information, contact:

R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations		(612) 215-5300

Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Thousands, Except Per Share Data)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Operating revenues:
Electric utility	$1,786,571	$1,720,431	$3,632,443	$3,255,378
Natural gas utility	270,990	326,347	1,289,130	1,161,402
Nonregulated and other	16,312	17,277	40,404	37,808
Total operating revenues	2,073,873	2,064,055	4,961,977	4,454,588

Operating expenses:
Electric fuel and purchased power – utility	951,214	912,400	1,945,909	1,673,809
Cost of natural gas sold and transported – utility	168,822	232,039	1,019,247	900,824
Cost of sales – nonregulated and other	4,437	5,158	12,667	13,418
Other operating and maintenance expenses – utility	443,137	437,639	878,383	840,109
Other operating and maintenance expenses - nonregulated	6,614	9,274	12,178	16,418
Depreciation and amortization	203,665	193,976	406,325	385,670
Taxes (other than income taxes)	71,326	71,334	149,861	147,086
Total operating expenses	1,849,215	1,861,820	4,424,570	3,977,334

Operating income	224,658	202,235	537,407	477,254

Interest and other income (expense) – net	921	4,516	537	2,442
Allowance for funds used during construction – equity	4,668	5,450	8,452	10,633

Interest charges and financing costs:
Interest charges – (includes other financing costs of $6,393, $6,418, $12,605 and $12,897, respectively)	119,283	114,375	238,657	228,017
Allowance for funds used during construction – debt	(7,509)	(4,534)	(13,882)	(9,368)
Total interest charges and financing costs	111,774	109,841	224,775	218,649

Income from continuing operations before income taxes	118,473	102,360	321,621	271,680
Income taxes	20,537	24,684	73,873	69,541
Income from continuing operations	97,936	77,676	247,748	202,139
Income from discontinued operations – net of tax	339	5,730	1,825	2,745
Net income	98,275	83,406	249,573	204,884
Dividend requirements on preferred stock	1,060	1,060	2,120	2,120
Earnings available for common shareholders	$97,215	$82,346	$247,453	$202,764

Weighted average common shares outstanding (in thousands):
Basic	405,434	402,214	404,783	401,668
Diluted	429,099	425,552	428,349	425,004
Earnings per share – basic:
Income from continuing operations	$0.24	$0.19	$0.61	$0.50
Income from discontinued operations	―	0.01	—	—
Total	$0.24	$0.20	$0.61	$0.50
Earnings per share – diluted:
Income from continuing operations	$0.24	$0.19	$0.59	$0.49
Income from discontinued operations	―	0.01	0.01	—
Total	$0.24	$0.20	$0.60	$0.49

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Earnings (Loss) Per Share
Regulated utility segments – continuing operations – Note 2	$0.24	$0.22	$0.62	$0.54
Holding company costs and other	―	(0.03)	(0.03)	(0.05)
Earnings per share – continuing operations	0.24	0.19	0.59	0.49

Income (loss) from discontinued operations	―	0.01	0.01	—
Total earnings per share – diluted	$0.24	$0.20	$0.60	$0.49

The reduction in holding company costs is due to the recognition of a tax benefit of $17 million for the second quarter and $18 million for the first six months of 2006 relating to capital loss carry-forwards that are now considered realizable, which offset increased financing costs.  Previously, the tax benefits for the capital loss carry-forwards did not meet the recognition threshold under tax accounting requirements, due to the absence of likely capital gains, which provided the opportunity to make use of the capital loss carry-forwards.

The following table summarizes significant components contributing to the changes in the second quarter and year-to-date 2006 earnings per share compared with the same periods in 2005, which are discussed in more detail later in the release.

	Three months ended	Six months ended
	June 30,	June 30,
2005 Earnings per share — diluted	$0.20	$0.49

Components of change – 2006 vs. 2005
Higher base electric utility margins	0.10	0.20
Lower short-term wholesale and commodity trading margins	(0.06)	(0.05)
Higher depreciation and amortization expense	(0.01)	(0.03)
Higher utility operating and maintenance expense	(0.01)	(0.06)
Lower effective tax rate and other	0.03	0.04
Net change in earnings per share – continuing operations	0.05	0.10

Changes in Earnings Per Share – Discontinued Operations	(0.01)	0.01
2006 Earnings per share – diluted	$0.24	$0.60

Note 2.  Regulated Utility Segment Results – Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings –The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Earnings per Share Increase (Decrease)
	2006 vs. Normal	2005 vs. Normal	2006 vs. 2005
3 months ended June 30	$0.02	$0.01	$0.01
6 months ended June 30	$(0.01)	$0.00	$(0.01)

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three- and six-month periods ended June 30, 2006, compared with the same period in 2005.

	Three months ended		Six months ended
	June 30,		June 30,
	Actual	Normalized	Actual	Normalized
Electric residential	3.1%	1.4%	1.5%	1.6%
Electric commercial and industrial	2.1%	0.4%	2.7%	1.9%
Total retail electric sales	2.3%	0.7%	2.4%	1.8%
Firm natural gas sales	(17.5)%	0.1%	(8.0)%	(1.7)%

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins – The following table details the revenue and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations.

(Millions of Dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
3 months ended 06/30/2006
Electric utility revenue (excluding commodity trading)	$1,761	$34	$—	$1,795
Electric fuel and purchased power utility	(913)	(38)	—	(951)
Commodity trading revenue	—	—	119	119
Commodity trading costs	—	—	(127)	(127)
Gross margin before operating expenses	$848	$(4)	$(8)	$836
Margin as a percentage of revenue	48.2%	(11.8)%	(6.7)%	43.7%

3 months ended 06/30/2005
Electric utility revenue (excluding commodity trading)	$1,655	$58	$—	$1,713
Electric fuel and purchased power-utility	(878)	(34)	—	(912)
Commodity trading revenue	—	—	115	115
Commodity trading costs	—	—	(108)	(108)
Gross margin before operating expenses	$777	$24	$7	$808
Margin as a percentage of revenue	46.9%	41.4%	6.1%	44.2%

6 months ended 06/30/2006
Electric utility revenue (excluding commodity trading)	$3,555	$72	$—	$3,627
Electric fuel and purchased power utility	(1,882)	(64)	—	(1,946)
Commodity trading revenue	—	—	335	335
Commodity trading costs	—	—	(329)	(329)
Gross margin before operating expenses	$1,673	$8	$6	$1,687
Margin as a percentage of revenue	47.1%	11.1%	1.8%	42.6%

6 months ended 06/30/2005
Electric utility revenue (excluding commodity trading)	$3,157	$91	$—	$3,248
Electric fuel and purchased power-utility	(1,622)	(52)	—	(1,674)
Commodity trading revenue	—	—	232	232
Commodity trading costs	—	—	(225)	(225)
Gross margin before operating expenses	$1,535	$39	$7	$1,581
Margin as a percentage of revenue	48.6%	42.9%	3.0%	45.4%

Note – The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain margins.

Base electric utility margins, which are primarily derived from retail customer sales, increased approximately $71 million for the second quarter of 2006, compared with the second quarter of 2005.  Base electric utility margins increased approximately $138 million for the first six months of 2006, compared with the same period in 2005.  For more information see the following table.

Base Electric Utility Margin

	Three months ended June 30,	Six months ended June 30,
(Millions of Dollars)	2006 vs. 2005	2006 vs. 2005
NSP-Minnesota interim base rate changes, subject to refund	$40	$65
Sales growth (excluding weather impact)	4	24
Metro Emission Reduction Project rider	9	18
Firm wholesale	6	14
Conservation and non-fuel rider revenues	9	13
NSP-Wisconsin rate changes	5	7
Quality of service obligations	4	6
Purchased capacity costs	(5)	(6)
Estimated impact of weather	8	4
Other	(9)	(7)
Total base electric utility margin increase	$71	$138

On Jan. 1, 2006, an interim rate increase for NSP-Minnesota of $147 million, subject to refund, went into effect in Minnesota.  In March 2006, the Minnesota Public Utilities Commission (MPUC) approved a new depreciation order, which lowered decommissioning accruals for 2006 from anticipated levels.  Due to the seasonality of sales, the rate increase will not be recognized ratably throughout 2006.

Short-term wholesale margins consist of energy-related purchase and sales activity and the use of certain financial instruments associated with the fuel required for and energy produced from Xcel Energy’s generation assets and energy and capacity purchased to serve native load.  Commodity trading margins are not associated with Xcel Energy’s generation assets or the capacity and energy purchased to serve native load.

Short-term wholesale and commodity trading margins decreased approximately $43 million and $32 million for the second quarter and first six months of 2006, respectively, compared with the same periods in 2005.  As expected, short-term margins declined due to retail sales growth, which reduced surplus generation available for sale in the wholesale market, and decreased opportunities to sell due to the Midwest Independent Transmission System Operator (MISO) centralized dispatch market.  In addition, during the second quarter of 2006 a $6 million charge was recorded to commodity trading margins for the estimated impact of a Federal Energy Regulatory Commission (FERC) order regarding the allocation of MISO charges to certain trading activities.

In addition, NSP-Minnesota entered into a wholesale electric sales margin settlement agreement in the second quarter of 2006 as part of the Minnesota rate case proceeding. The agreement is pending MPUC approval.  The settlement agreement provides for a sharing of certain short-term wholesale and commodity trading margins with retail electric customers beginning Jan. 1, 2006. The three months ended June 30, 2006 short-term wholesale margin reflects approximately $13 million of year-to-date sharing adjustments, consistent with the proposed settlement agreement.

Natural Gas Utility Margins - The following table details the changes in natural gas utility revenue and margin. The cost of natural gas tends to vary with changing sales requirements and the unit cost of natural gas purchases. However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin.

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2006	2005	2006	2005

Natural gas utility revenue	$271	$326	$1,289	$1,161
Cost of natural gas sold and transported	(169)	(232)	(1,019)	(901)
Natural gas utility margin	$102	$94	$270	$260

The following summarizes the components of the changes in natural gas margin for the three and six months ended June 30:

Natural Gas Margin

	Three months ended June 30,	Six months ended June 30,
(Millions of dollars)	2006 vs. 2005	2006 vs. 2005
Base rate changes – Colorado, Wisconsin	$8	$12
Transportation	2	4
Estimated impact of weather	(5)	(8)
Sales growth (decline) - excluding weather impact	4	(1)
Other	(1)	3
Total natural gas margin increase	$8	$10

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the second quarter of 2006 increased $5 million, or 1.3 percent, compared with the same period in 2005.  Other operating and maintenance expenses for the first six months of 2006 increased $38 million, or 4.6 percent, compared with the same period in 2005.  Employee benefit costs decreased approximately $7 million for the three months ended June 30, 2006 compared with the same period in 2005, primarily due to the year-to-date true ups to new actuarial estimates for pension, retiree medical and disability costs.  For the six months ended June 30, 2006 compared with the same period in 2005, higher plant operating expenses were partially offset by lower nuclear plant outage costs. Such outage costs were lower due to two nuclear plant refueling, inspection and upgrade outages in 2005 compared with one refueling outage in the same period of 2006.  For more information, see the following table:

	Three months ended June 30,	Six months ended June 30,
(Millions of Dollars)	2006 vs. 2005	2006 vs. 2005
Lower nuclear plant outage costs	$ ―	(18)
Higher nuclear plant operating costs	5	9
Higher combustion/hydro plant costs	4	11
Higher vegetation management and damage prevention costs	3	9
(Lower) higher bad debt expense	(3)	6
(Lower) higher information technology costs	(1)	4
Higher conservation incentive program costs	2	4
Higher insurance costs	―	2
Lower employee benefit costs	(7)	―
Other	2	11
Total operating and maintenance expense increase	$5	$38

Depreciation and Amortization – Depreciation and amortization expense increased by approximately $10 million, or 5.0 percent, for the second quarter, and $21 million, or 5.4 percent, for the first six months of 2006, compared with the same periods in 2005.  The increase is due to normal plant additions and a recently approved change in decommissioning accruals resulting in an additional depreciation expense of $5 million for the quarter and $10 million year-to-date.

Income Taxes – Income taxes for continuing operations decreased by $4.1 million for the second quarter of 2006, compared with 2005.  The effective tax rate for continuing operations was 17.3 percent for the second quarter of 2006, compared with 24.1 percent for the same period in 2005.  The reduction in income taxes and in the effective tax rate was primarily due to the recognition of a tax benefit of $16.6 million during the second quarter of 2006 relating to capital loss carry forwards that are now considered realizable.  Previously, such tax benefits did not meet the recognition threshold under tax accounting requirements, due to the absence of likely capital gains which provided the opportunity to make use of the capital loss carry forwards.

Income taxes for continuing operations increased by $4.3 million for the first six months of 2006, compared with 2005.  The increase in income taxes was primarily due to an increase in pre-tax earnings, partially offset by a tax benefit of $17.5 million for the first six months of 2006 for capital loss carry forwards, as previously discussed.  The effective tax rate for continuing operations was 23.0 percent for the first six months of 2006, compared with 25.6 percent for the same period in 2005.  The reduction in the effective tax rate was primarily due to the tax benefit for capital loss carry forwards.

Note 3.  Xcel Energy Capital Structure

The following is the preliminary capital structure of Xcel Energy at June 30, 2006:

(Billions of Dollars)	Balance at June 30, 2006	Percentage of Total Capitalization
Current portion of long-term debt	$0.8	6%
Short-term debt	0.1	1%
Long-term debt	6.2	49%
Total debt	7.1	56%

Preferred equity	0.1	1%
Common equity	5.6	43%
Total equity	5.7	44%

Total capitalization	$12.8	100%

Note 4.  Rates and Regulation

NSP-Minnesota Electric Rate Case – NSP-Minnesota has requested an electric rate increase in Minnesota of $156 million, based on a requested 11 percent return on common equity, a projected equity ratio of 51.7 percent and a projected electric rate base of $3.2 billion.  The interim rates are subject to refund pending a final order from the MPUC.

On April 24, 2006, NSP-Minnesota reached a settlement agreement regarding the treatment of wholesale electric sales margins.  The settlement is with five intervenor groups, including the Office of Attorney General and a large industrial customer group. The settlement resolves recommendations of most parties regarding the treatment of wholesale electric sales margins.  The settlement agreement is pending approval by the MPUC and will be considered in the MPUC’s determination of NSP-Minnesota’s overall requested increase.

On July 6, 2006, the administrative law judge (ALJ) recommended an overall increase in revenues for the 2006 test year of approximately $135 million.  For 2007, the ALJ recommended the increase be revised downward to $119 million to reflect the increased revenues expected due to the return of Flint Hills, an oil refinery, as a full-requirements customer.  The MPUC is expected to hold oral arguments in August, 2006, and issue its final order in September, 2006.

Public Service Co. of Colorado (PSCo) Electric Rate Case – On April 14, 2006, PSCo filed with the Colorado Public Utilities Commission (CPUC) to increase electricity rates by $210 million annually, beginning Jan. 1, 2007. The request is based on a return on equity of 11 percent, an equity ratio of 59.9 percent and electric rate base of $3.4 billion.  No interim rate increase has been implemented.  The expected procedural schedule is listed below.  A decision is expected by the end of the year.

•	Intervenor Testimony	Aug. 18
•	Rebuttal Testimony	Sept. 29
•	Hearings	Oct. 23 through Nov. 9
•	Statement of Position	Nov. 20
•	Deliberations	Dec. 1
•	Initial Decision	Dec. 18

Southwestern Public Service Co. (SPS)-Texas Electric Rate Case - On May 31, 2006, SPS filed a Texas retail electric rate case requesting an increase in annual revenues of approximately $48 million, or 6.0 percent. The rate filing is based on a historical test year, an electric rate base of $943 million, a requested return on equity of 11.6 percent and a common equity ratio of 51.1 percent.  Final rates are expected to be effective in the first quarter of 2007.  No interim rate increase has been implemented.  Following is the expected procedural schedule.

•	Intervenor Testimony	Oct. 24 and 31, 2006
•	PUCT Staff Testimony	Nov. 7, 2006
•	Hearings	Nov. 28 – Dec. 21, 2006
•	Proposal for Decision	To be determined
•	Agreed Jurisdictional Deadline	March 2, 2007

SPS Wholesale Customer Complaints - In November 2004, several wholesale customers of SPS filed a rate complaint with the FERC.  On May 24, 2006, a FERC ALJ issued an initial recommendation in the proceeding.  The FERC will review the initial recommendation and issue a final order.  SPS and others have filed exceptions to the ALJ’s initial recommendation.  FERC’s order may or may not follow any of the ALJ’s recommendation.

In the recommendation decision, the ALJ resolved a number of disputed cost of service issues and ordered a compliance filing to determine the extent to which base revenues recovered under currently effective rates for the period beginning Jan. 1, 2005, through June 30, 2006 should be refunded to wholesale customers. The ALJ also found that SPS should recalculate its fuel cost adjustment clause (FCAC) billings for the period beginning Jan. 1, 1999, to reduce the fuel and purchased power costs recovered from the complaining customers by allocating incremental fuel costs incurred by SPS in making wholesale sales of system firm capacity and associated energy to other firm customers at market-based rates during this period based on the view that such sales should be treated as opportunity sales.

SPS believes the ALJ has erred on significant and material issues that contradict FERC policy or rules of law.  Specifically, SPS believes, based on FERC rules and precedent, that it has appropriately applied its FCAC tariff to the proper classes of customers.  These sales were of a long-term duration under FERC precedent and were made from SPS’ entire system.  Accordingly, SPS believes that the ALJ erred in concluding that these transactions were opportunity sales, which require the assignment of incremental costs.

The FERC has approved system average cost allocation treatment in previous filings by SPS for sales having similar service characteristics and previously accepted for filing certain of the challenged agreements with average fuel cost pricing.  The ALJ failed to acknowledge either factor.

Moreover, SPS believes that the ALJ’s recommendation constituted a violation of the Filed Rate Doctrine in that it effectively results in a retroactive amendment to the SPS FERC-approved FCAC tariff provisions.  Under existing rules of law and FERC regulations, the FERC may modify a previously approved FCAC on a prospective basis.  Accordingly, SPS believes it has applied its FCAC correctly and has sought review of the recommended decision by the FERC by filing a brief on the exceptions.

Based on FERC’s regulations and rules of law, SPS has evaluated all sales made from Jan. 1, 1999, to Dec. 31, 2005.  Relying on this assessment, SPS has accrued approximately $7 million, of which $4 million was recorded in the second quarter of 2006, related to both the base-rate and fuel items.  Notwithstanding that, SPS believes that it should ultimately prevail in this proceeding.  However, if the FERC were to adopt the majority of the ALJ’s recommendations, the ultimate impact could be approximately $50 million.

On Sept. 15, 2005, Public Service Company of New Mexico (PNM) filed a separate complaint at the FERC in which it contended that its demand charge under an existing interruptible power supply contract with SPS is excessive and that SPS has overcharged PNM for fuel costs under three separate agreements through erroneous FCAC calculations.  PNM’s arguments mirror those that it made as an intervenor in the cooperatives’ complaint case, and SPS believes that they have little merit.  SPS submitted a response to PNM’s complaint in October 2005.  In November 2005, the FERC accepted PNM’s complaint. Hearings have been scheduled for December 2006. Based on the fact that many of these issues are already being reviewed by the FERC in the complaint case filed by the cooperatives discussed above, the current status and expected outcome of this proceeding, SPS does not anticipate any additional liability.

Note 5.  CapX 2020

In June 2006, CapX 2020, an alliance of electric cooperatives, municipals and investor-owned utilities including Xcel Energy, announced that it had identified three groups of transmission projects that it would propose to complete by 2020.

Group 1 project investments are expected to total approximately $1.3 billion, with major construction targeted to begin in 2009 or 2010 and ending three or four years later.  Xcel Energy’s investment is expected to be approximately $700 million.  The approximate lengths and general locations of the proposed lines in Group 1 are as follows:

•                  A 200-mile, 345-kilovolt line between Brookings, S.D., and the southeast Twin Cities, plus a related 30-mile, 345-kilovolt line between Marshall, Minn., and Granite Falls, Minn.;

•                  A 200-mile, 345-kilovolt line between Fargo, N.D., and the St. Cloud/Monticello, Minn., area;

•                  A 150-mile, 345-kilovolt line between the Twin Cities, Rochester, Minn., and La Crosse, Wis., and

•                  A 70-mile, 230-kilovolt line in the Bemidji area of north central Minnesota

The Group 1 transmission projects will require certificates of need and route permits.  CapX 2020 plans to seek certificates of need in a consolidated filing by the end of 2006.  The process to obtain a certificate of need typically takes 15 to 18 months for projects of this magnitude.  The CapX2020 utilities plan to then seek route permits separately.

Before a certificate of need application can be filed, a plan for providing notice to those potentially affected must be filed and approved.  In June 2006, CapX 2020 filed a notice plan in Minnesota.  It is anticipated that the earliest route permit applications will be filed would be the fall of 2007.  Final route permit decisions will likely be made six to12 months after a certificate of need is granted.

Xcel Energy’s capital expenditures and return on investment for transmission projects are expected to be recovered under a transmission rider mechanism authorized by Minnesota legislation.

Note 6.  Xcel Energy Earnings Guidance

2006 Earnings Guidance – Xcel Energy’s 2006 earnings per share from continuing operations guidance and key assumptions are detailed in the following table.

2006 Diluted EPS Range
Utility operations	$1.25 - $1.35
COLI tax benefit	$0.10
Holding company financing costs and other	$(0.10)
Xcel Energy Continuing Operations – EPS	$1.25 - $1.35

Key Assumptions for 2006:

•                  Normal weather patterns are experienced for the remainder of the year;

•                  Reasonable rate recovery is approved in the Minnesota electric rate case;

•                  Weather-adjusted retail electric utility sales grow by approximately 1.3 percent to 1.7 percent;

•                  Weather-adjusted retail natural gas utility sales decline by approximately 0.0 percent to 2.0 percent;

•                  Short-term wholesale and commodity trading margins are within a range of $10 million to $30 million, which reflects sharing of margins in Minnesota under the proposed settlement agreement;

•                  Utility operating and maintenance expenses increase between 3 percent and 4 percent from 2005 levels;

•                  Depreciation expense increases approximately $50 million to $60 million, excluding decommissioning;

•                  Decommissioning accruals increase approximately $20 million, reflecting recent regulatory decisions in Minnesota and Wisconsin;

•                  No material incremental accruals related to the SPS wholesale FERC complaint;

•                  Interest expense increases approximately $20 million to $25 million from 2005 levels;

•                  Allowance for funds used during construction recorded for equity financing increases approximately $8 million to $12 million from 2005 levels;

•                  Xcel Energy continues to recognize corporate-owned life insurance tax benefits, which is currently being litigated with the Internal Revenue Service;

•                  The effective tax rate for continuing operations is approximately 24 percent to 26 percent; and

•                  Average common stock and equivalents total approximately 429 million shares, based on the “If Converted” method for convertible notes.

XCEL ENERGY INC. AND SUBSIDIARIES
UNAUDITED EARNINGS RELEASE SUMMARY
All dollars in thousands, except earnings per share

Three months ended June 30,	2006	2005
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$2,057,561	$2,046,778
Nonregulated and other revenue	16,312	17,277
Total revenue	$2,073,873	$2,064,055

Income from continuing operations	$97,936	$77,676
Income from discontinued operations	339	5,730
Net income	$98,275	$83,406

Earnings available for common shareholders	$97,215	$82,346
Average shares – common and potentially dilutive (1000’s)	429,099	425,552

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$0.24	$0.22
Losses from nonregulated subsidiaries and holding company	―	(0.03)
Earnings per share - continuing operations	0.24	0.19

Discontinued operations	―	0.01

Total earnings per share – GAAP	$0.24	$0.20

Six months ended June 30,	2006	2005
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$4,921,573	$4,416,780
Nonregulated and other revenue	40,404	37,808
Total revenue	$4,961,977	$4,454,588

Income from continuing operations	$247,748	$202,139
Income from discontinued operations	1,825	2,745
Net income	$249,573	$204,884

Earnings available for common shareholders	$247,453	$202,764
Average shares – common and potentially dilutive (1000’s)	428,349	425,004

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$0.62	$0.54
Losses from nonregulated subsidiaries and holding company	(0.03)	(0.05)
Earnings per share - continuing operations	0.59	0.49

Discontinued operations	0.01	—

Total earnings per share – GAAP	$0.60	$0.49

Book value per share	$13.70	$13.04